INDEPENDENT AUDITORS' CONSENT
                         ------------------------------


To the Board of Trustees of FBR Family of Funds and Shareholders of FBR Realty Growth Fund

We consent to the incorporation by reference in Post-Effective Amendment No. 5 to Registration Statement (No. 333-05675) of the FBR Family of Funds (comprising the following Funds: FBR Financial Services Fund, FBR Small Cap Financial Fund, FBR Small Cap Value Fund and FBR Realty Growth Fund) our report, dated April 24, 1998, on the GrandView Realty Growth Fund for the year ended March 31, 1998, appearing in the Fund's Annual Report, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Registration Statement.





DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
December 30, 1998